SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NetIQ Corporation

(Name of Registrant as Specified In Its Charter)

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NetIQ Corporation 3553 North First Street San Jose, CA 95134

To our Stockholders:

You are cordially invited to attend the 2005 annual meeting of stockholders of NetIQ Corporation to be held on Friday, November 18, 2005, at 1:00 p.m., Pacific Time, at our headquarters located at 3553 North First Street, San Jose, California 95134. Details regarding the business to be conducted at the annual meeting are described in the following Notice of Annual Meeting and Proxy Statement. Also enclosed in this mailing are three other documents: our 2005 Annual Report, which contains information about our business and our fiscal 2005 audited financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete and return the enclosed proxy card as soon as possible. Voting by written proxy will ensure your representation at the annual meeting. Please review the instructions on the proxy card regarding voting by written proxy, as well as the question and answer section in the Proxy Statement.

Sincerely,

Betsy E. Bayha

Senior Vice President, General Counsel

and Secretary

San Jose, California

October 17, 2005

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

NETIQ CORPORATION

3553 North First Street

San Jose, CA 95134

(408) 856-3000

NOTICE OF 2005 ANNUAL MEETING

OF STOCKHOLDERS OF NETIQ CORPORATION

TIME AND DATE:	1:00 p.m., Pacific Time, on Friday, November 18, 2005

PLACE:	NetIQ Corporation 3553 North First Street San Jose, CA 95134

ITEMS OF BUSINESS:

(1)    To elect three directors;

(2)    To approve an amendment to our Restated Certificate of Incorporation to eliminate the classification of our board of directors;

(3)    To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2006; and

(4)    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on Friday, September 23, 2005.

2005 ANNUAL REPORT:	A copy of our 2005 Annual Report is enclosed.

DATE OF MAILING:	This notice, the following proxy statement, and the accompanying proxy card and 2005 Annual Report are first being mailed to stockholders on or about October 21, 2005.

By Order of the Board of Directors Betsy E. Bayha Senior Vice President, General Counsel and Secretary

San Jose, California

October 17, 2005

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS OF NETIQ CORPORATION

(Solicited on behalf of the Board of Directors of NetIQ Corporation)

GENERAL INFORMATION ABOUT THE ANNUAL MEETING, THE PROXY MATERIALS AND VOTING YOUR SHARES

•	WHAT IS A PROXY?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Charles M. Boesenberg and Richard H. Van Hoesen have been designated as proxies for the 2005 Annual Meeting of Stockholders.

•	WHO CAN VOTE AT THE MEETING?

The record date for the 2005 Annual Meeting of Stockholders is September 23, 2005. The record date was established by our Board of Directors. Stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the meeting, and

(b)	vote at the meeting and any adjournments or postponements of the meeting.

On the record date, 44,421,870 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.

•	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND HOLDING SHARES AS BENEFICIAL OWNER (OR IN “STREET NAME”)?

Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name”.

(a)	Stockholder of Record:

If your shares are registered directly in your name with a company’s transfer agent, you are considered the stockholder of record with respect to those shares and proxy materials are sent directly to you by the company. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

(b)	Beneficial Owner:

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you request and complete the proper documentation provided by your broker, bank, or nominee and bring it with you to the meeting.

•	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

(a)

By Written Proxy: Stockholders of record can vote by marking, signing, and timely returning the enclosed proxy card. Street name holders must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank, or nominee how to vote.

(b)

By Telephone and Internet Proxy: Street name holders may vote by telephone or the Internet, if their banks, brokers or nominees make those methods available, by following the instructions provided by them with the proxy statement.

(c)	In Person: All stockholders may vote in person at the meeting. Street name holders must obtain a legal proxy from their broker, bank, or nominee.

•	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the discretionary authority under NASDAQ rules to vote shares for which their customers do not provide voting instructions, or “unvoted shares,” on certain “routine” matters.

We believe that the uncontested election of directors and the ratification of the selection of Deloitte & Touche LLP as our independent auditors are considered routine matters for which brokerage firms may vote unvoted shares. However, such unvoted shares may not be voted by brokerage firms on their customers’ behalf on “non-routine” proposals, or “broker non-votes,” such as Proposal 2 – Approval of Amendment to Our Restated Certificate of Incorporation.

•	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present at the annual meeting if you:

(a)	are present and vote in person at the annual meeting; or

(b)	have properly submitted a proxy card.

Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. For purposes of determining the approval of any matter, other than the election of directors, submitted to the stockholders for a vote, abstentions will be treated as shares present or represented and voting; accordingly, abstaining has the same effect as a negative vote. Broker non-votes will not be considered as voting because they will not be counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter.

•	WHAT ARE THE CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

In the vote on the election of our director nominees, stockholders may:

(a)	vote in favor of all nominees,

(b)	vote to withhold votes as to all nominees, or

(c)	withhold votes as to specific nominees.

Assuming a quorum is present, directors will be elected by plurality of the votes cast, and the candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be the elected directors. Withheld votes and broker non-votes will have no effect on the outcome of the vote for election of directors.

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

•	WHAT ARE THE CHOICES WHEN VOTING FOR AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION, AND WHAT VOTE IS NEEDED TO AMEND?

In the vote on the approval of the amendment to our Restated Certificate of Incorporation to de-classify our Board of Directors, stockholders may:

(a)	vote in favor of the proposal,

(b)	vote against the proposal, or

(c)	abstain from voting on the proposal.

Approval of the amendment to our Restated Certificate of Incorporation requires the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding stock. Absentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

•	WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

In the vote on the ratification of the selection of Deloitte & Touche LLP as our independent auditors, stockholders may:

(a)	vote in favor of the ratification

(b)	vote against the ratification, or

(c)	abstain from voting on the ratification.

Assuming a quorum is present, the selection of Deloitte & Touche LLP as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and voting at the meeting is obtained. In the event that the stockholders do not ratify the selection of Deloitte & Touche LLP, the appointment of the independent auditors will be reconsidered by the Audit Committee. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for this proposal.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

•	WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to amend the Restated Certificate of Incorporation, and FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors.

•	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares by completing and returning each proxy card you receive.

•	HOW DO I CHANGE MY VOTE?

You may revoke your proxy at any time before it is voted. Proxies may be revoked by (i) filing with our Secretary a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to our Secretary, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any notice of revocation or subsequent proxy must be delivered prior to taking the vote at the meeting. Any written notice of revocation or subsequent proxy should be delivered to us at 3553 North First Street, San Jose, California 95134, Attention: Corporate Secretary.

•	HOW DO I PROPOSE ACTIONS FOR CONSIDERATION OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

You may submit proposals for consideration at a future annual meeting of stockholders, including director nominations. The manner in which a stockholder may present a proposal, make a nomination of a candidate for the Board of Directors or identify nominees to our Nominating and Governance Committee is as set forth in our bylaws and Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is attached hereto as Exhibit A. You may contact our Corporate Secretary at our corporate headquarters for a copy of the relevant bylaw provision regarding the requirements for making stockholder proposals and nominating director candidates or you may access our bylaws on our website. Generally, these provisions require that the stockholder deliver notice to our Secretary not later than the close of business on the 90th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is more than 30 calendar days before or after such anniversary date or if no annual meeting was held in the prior year, the stockholder must deliver notice not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we publicly announce the date of such meeting. When submitting a recommendation to our Secretary, the stockholder must send biographical and other information about the candidate, together with a statement of the candidate’s qualifications and any other data supporting the recommendation. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in a company’s Proxy Statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals to the company in a timely manner and otherwise complying with rule 14a-8.

The date by which stockholder proposals must be received by us so that they may be considered for inclusion in the proxy statement and form of proxy for our 2006 Annual Meeting of Stockholders is June 23, 2006 (or if the date of the 2006 Annual Meeting is changed by more than 30 days from the anniversary of the date of the 2005 Annual Meeting, a reasonable time before we begin to print and mail our proxy materials). Alternatively, under our bylaws, stockholder proposals which a stockholder does not seek to include in the proxy statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act must be received by August 20, 2006 so that they may be presented at the 2006 Annual Meeting (or if the date of the 2006 Annual Meeting is changed by more than 30 days from the anniversary of the date of the 2005 Annual Meeting, not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we publicly announce the date of such meeting).

•	WHO BEARS THE COST OF THIS SOLICITATION?

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition, we may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers, and employees, personally or by mail, telephone, facsimile, email, or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

•	WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WERE DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?

In some cases, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Corporate Secretary, NetIQ Corporation 3553 North First Street, San Jose, CA 95134 or an oral request by telephone to Investor Relations at (408) 856-3000. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials, may instruct us accordingly by directing their request to us in the manner provided above.

•	HOW DO I ACCESS CORPORATE GOVERNANCE MATERIALS ON YOUR WEBSITE?

Our corporate governance documents are posted on our website at:

http://www.netiq.com/governance

The documents posted include:

•	Amended and Restated Bylaws

•	Charter for the Audit Committee of the Board of Directors

•	Charter for the Compensation Committee of the Board of Directors

•	Charter for the Nominating and Governance Committee of the Board of Directors

•	Code of Business Conduct and Ethics

•	Corporate Governance Guidelines

•	HOW DO I COMMUNICATE WITH THE BOARD?

Stockholders and other interested parties that wish to communicate with the Board of Directors should send their communication to: NetIQ Lead Independent Director, c/o NetIQ Corporate Secretary, NetIQ Corporation, 3553 North First Street, San Jose, CA 95134.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors is elected by our stockholders and is the ultimate decision-making body of NetIQ Corporation, except with respect to those matters reserved to the stockholders. It selects the senior management team charged with the conduct of our business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

We have adopted a set of Corporate Governance Guidelines, a current copy of which is included as Exhibit A of this Proxy Statement. Our Corporate Governance Guidelines are periodically reviewed and revised by our Board to ensure conformity with applicable law and listing standards. We further have adopted a Code of Business Conduct and Ethics, applicable to all of our employees, officers, and directors. A copy of the Code of Business Conduct and Ethics is available on our website at www.netiq.com or may be obtained from us by contacting: Corporate Secretary, NetIQ Corporation, 3553 North First Street, San Jose, CA 95134.

Meetings

Our Board of Directors held 12 regular meetings and authorized 2 actions by unanimous written consent during fiscal 2005. During fiscal 2005, the Board met 4 times without the presence of management (other than the Chairman and Chief Executive Officer) and 4 times in executive session with only independent directors present. Our Lead Independent Director, David J. Barram, presided at all executive sessions of the independent directors.

During fiscal 2005, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period in which such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served during the period in which such person served as a member of the committee. We encourage all directors to attend the Annual Meeting of Stockholders, and six of our seven directors attended the 2004 Annual Meeting of Stockholders.

Committees of the Board

The Board uses committees to work on key issues in greater detail than would be reasonable at a meeting of the full Board. Each committee reviews the results of its meetings with the full Board and makes recommendations to the Board, as appropriate. The Board presently has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Each of the standing committees has a written charter and those charters are available on our website.

Audit Committee: The Audit Committee oversees our accounting and financial reporting processes as well as the audits of our financial statements. In addition, the Audit Committee assists the Board in monitoring the integrity of our financial statements; our compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence, and performance; and our internal accounting and financial controls. The members of the Audit Committee during fiscal 2005 were: Michael E. Lehman, David J. Barram, Maureen F. McNichols and Michael J. Rose. Mr. Lehman is chairperson of the Audit Committee. The Board has determined that each member of the Audit Committee qualifies as a “financial expert” as defined by the rules of the Securities and Exchange Commission and Section 406 of the Sarbanes-Oxley Act. The qualifications of such individuals are described under Proposal One, below. In the judgment of the Board, each of the members of the Audit Committee is “independent” as defined under (a) Rule 4200(a) (15) of the National Association of Securities Dealers listing standards, (b) NASDAQ Marketplace Rule 4350(d)(2) and our Corporate Governance Guidelines. The Audit Committee held 5 meetings during fiscal 2005.

Compensation Committee: The Compensation Committee discharges the Board’s responsibilities relating to compensation of our directors and executive officers, including approval of the compensation of individual executive officers and recommendation of the compensation of the Chief Executive Officer and directors.

Additionally, the Compensation Committee reviews and makes recommendations to the Board and management regarding compensation plans, policies and programs in a manner consistent with our business objectives, competitive practices and applicable law. The initial members of the Compensation Committee during fiscal 2005 were Alan W. Kaufman, Michael J. Maples and David J. Barram. Maureen F. McNichols joined the Compensation Committee in July 2004 and Michael E. Lehman joined the Compensation Committee on October 19, 2004. Michael J. Maples resigned from the Board and the Compensation Committee on September 3, 2004. Mr. Kaufman is chairperson of the Compensation Committee. In the judgment of the Board, each of the members of the Compensation Committee is “independent” as defined under (a) Rule 4200(a) (15) of the National Association of Securities Dealers listing standards and our Corporate Governance Guidelines. The Compensation Committee held 8 meetings and authorized 18 actions by written consent during fiscal 2005.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. No member of the Compensation Committee was at any time during fiscal 2005 an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or on the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee: The Nominating and Governance Committee assists the Board in identifying prospective director nominees and recommends to the Board director nominees for election at the annual meeting of stockholders, director nominees for each committee and nominees for “Lead Director”. The Nominating and Governance Committee identifies candidates for service on the Board through a variety of means, including recommendations from directors and suggestions from our management. The Nominating and Governance Committee reviews candidates based on their business or professional experience, the diversity of their background and the expected contribution that the candidate can make to our Board. Any formal invitation to join the Board must be authorized by the full Board. The Nominating and Governance Committee also takes a leadership role in matters of corporate governance and oversees the evaluation of the Board and directors. The Nominating and Corporate Governance Committee will consider director nominees identified to the Nominating and Governance Committee by our stockholders if the stockholder submits biographical information about the potential nominee and such nominee’s qualifications. Stockholders who wish to identify potential nominees should write to the Nominating and Governance Committee, c/o Corporate Secretary, NetIQ Corporation, 3553 North First Street, San Jose, CA 95134. The initial members of the Nominating and Governance Committee during fiscal 2005 were Alan W. Kaufman, Michael J. Maples and David J. Barram. Michael J. Maples resigned from the Board and the Nominating and Governance Committee on September 3, 2004 Michael J. Rose joined the Nominating and Governance Committee on October 19, 2004. Mr. Barram serves as chairperson of the Nominating and Governance Committee. In the judgment of the Board, each of the members of the Nominating and Governance Committee is “independent” as defined under Rule 4200(a) (15) of the National Association of Securities Dealers listing standards, and our Corporate Governance Guidelines. The Nominating and Governance Committee held 4 meetings during fiscal 2005.

Independence of Directors

Our Corporate Governance Guidelines adopted by the Board in July 2003, as amended from time to time, together with applicable law, rules and regulations of the SEC and NASDAQ requirements, set forth the standards applied by the Board in determining whether a non-employee director is independent. Consistent with these standards, the Board has determined that 86% of our directors (6 out of 7) were independent as of the end of the fiscal year, and that all committee members during fiscal 2005 and through the date hereof are independent.

PROPOSALS FOR CONSIDERATION AT ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

Our bylaws provide for a Board of not less than five or more than nine directors, and the Board presently has fixed the size of the Board at seven directors. Our certificate of incorporation provides that the Board of Directors be divided into three classes as nearly equal in number as possible. Each class, described in the chart below, serves a term of three (3) years and the terms expire at the Annual Meeting of Stockholders in the year set forth below.

Class I – 2005	Class II – 2006	Class III – 2007
Charles M. Boesenberg	David J. Barram	Michael E. Lehman
Alan W. Kaufman	Michael J. Rose	Maureen F. McNichols
Elijahu Shapira

In accordance with the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Charles M. Boesenberg, Alan W. Kaufman and Elijahu Shapira for election as directors in Class I, to serve three-year terms to expire at the Annual Meeting in 2008, or until their successors are elected and qualified; provided, however, that such term shall be shortened to one year in the event Proposal 2 – Approval of Amendment to Our Restated Certificate of Incorporation is approved by the stockholders. Each nominee is currently serving as a director and has consented to serve for a new term.

Directors in Class II and Class III will continue in office for the remainder of their terms unless such directors resign or their service otherwise ceases in accordance with the terms of our certificate of incorporation or bylaws, or unless Proposal 2 – Approval of Amendment to Our Restated Certificate of Incorporation is approved by the stockholders, in which event their respective terms shall expire at the 2006 annual meeting of the stockholders.

The election of Directors requires a plurality of the votes actually cast. This means that the three nominees receiving the greatest number of votes will be elected. Votes withheld for any nominee will not be counted. It is the intention of the persons named as proxies to vote in favor of the candidates nominated by the Board unless such authority is withheld. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTORS.

Information Concerning Nominees for Election at the Annual Meeting

Charles M. Boesenberg, age 57, joined NetIQ as President and Chief Executive Officer in January 2002, was named Chairman of the Board of Directors in August 2002 and in April 2005 Mr. Boesenberg’s title was changed to Chief Executive Officer and Chairman of the Board of Directors. Prior to joining NetIQ, he was President of Post PC Ventures, a management and investment group from March 2000 to December 2001. From December 1998 to February 2000, Mr. Boesenberg served as President and Chief Executive Officer of Integrated Systems, Inc., a provider of embedded systems software. Before joining Integrated Systems, Mr. Boesenberg was President and Chief Executive Officer of Magellan Corporation, which was the surviving corporation of a merger with Ashtech, Inc., a position that he assumed in January 1995 with Ashtech. Magellan specializes in satellite navigation and communication products. Mr. Boesenberg has held senior executive positions with a number of technology companies including International Business Machines Corporation and Apple Computer, Inc. Mr. Boesenberg served as a member of the Board of Directors of Symantec Corporation, a provider of Internet security technology, from June 1994 until September 12, 2002, but did not participate in Symantec Corporation board meetings after assuming his position with NetIQ. Mr. Boesenberg currently serves as a member of the Board of Directors of Maxtor Corporation, a provider of hard disk drive storage products and solutions, where he serves on the Compensation Committee. Since December 2004, Mr. Boesenberg is also serving on the Board of Directors of Macromedia, Inc., a company that develops software which helps create and deliver effective user experiences on the Internet, fixed media, and wireless and digital devices. Mr. Boesenberg previously served as a member of the Board of Directors of Epicor Software, a provider of integrated enterprise software solutions for mid-market companies, from December 2000 until May 2003. Mr. Boesenberg holds a B.S. in mechanical engineering from the Rose Hulman Institute of Technology and a M.S. in business administration from Boston University.

Alan W. Kaufman, age 67, has been our director since August 1997. Mr. Kaufman served as a director of QueryObject Systems, a developer and marketer of proprietary business intelligence software, from October 1997 to March 2002. He also served as QueryObject Systems’ Chairman of the Board from May 1998 to October 1999, and as the President and Chief Executive Officer from October 1997 to December 1998, when he retired. From December 1996 to October 1997, Mr. Kaufman was an independent consultant. From April 1986 to November 1996, Mr. Kaufman held various positions at Cheyenne Software, most recently as Executive Vice President of Worldwide Sales. Mr. Kaufman was the founding President of the New York Software Industry Association and currently serves on the Executive Committee of their Board of Directors. Since May 2005, Mr. Kaufman is serving on the Board of Directors of FalconStor Software, a company that develops network storage software for enterprise data and applications. He is also on the Board of Trustees for Outward Bound USA. Mr. Kaufman holds a B.S. in electrical engineering from Tufts University.

Elijahu Shapira, age 39, became our director after we acquired WebTrends Corporation in March 2001. He served as our Chief Strategy Officer from March 2001 through September 2001. Since September 2001, Mr. Shapira has been managing private investments. Mr. Shapira co-founded WebTrends Corporation and served as its Chief Executive Officer from December 1997 until March 2001 and as a director from September 1993 until March 2001. From September 1994 to November 1995 and from November 1996 to December 1998, he served as WebTrends’ Vice President and Secretary. Before founding WebTrends, Mr. Shapira was the product development manager for the anti-virus product line at Central Point Software. Prior to Central Point, he served as the Vice President of Business Development for Carmel Software Engineering, a network security and encryption products company.

Information Concerning Directors Continuing in Office

David J. Barram, age 61, joined our Board of Directors in September 2002, and was appointed as our Lead Independent Director in July 2003. In March 1996 he was appointed Administrator of the General Services Administration by President Clinton and served until December 2000. From 1993 to 1996 he was Deputy Secretary and Chief Operating Officer of the U.S. Department of Commerce. Prior to his government service, Mr. Barram held senior positions at Apple Computer, Silicon Graphics, Inc., and Hewlett-Packard Company. Mr. Barram joined Apple Computer in 1985 as Vice President of Finance and Chief Financial Officer and also held the positions of Vice President of Corporate Affairs and Vice President of Corporate Communications. In 1983, he served as the first Chief Financial Officer of Silicon Graphics, Inc. Mr. Barram also serves as a board member of Pope & Talbot, Inc., Computer Sciences Corporation (CSC), America’s Choice, Inc., Velocity 11 Corporation, and the non-profit National Center for Education & the Economy. Mr. Barram holds a B.A. from Wheaton College and a M.B.A. from Santa Clara University.

Michael E. Lehman, age 55, joined our Board of Directors in April 2002. From August 1987 to September 2002, Mr. Lehman held various management positions at Sun Microsystems, Inc., a provider of computer systems and professional support services. While at Sun, he served as Executive Vice President, Corporate Resources, and Chief Financial Officer from July 2000 to July 2002; as Vice President, Corporate Resources, and Chief Financial Officer from January 1998 to July 2000; and as Vice President and Chief Financial Officer from February 1994 to January 1998. Prior to his tenure at Sun, Mr. Lehman was a senior manager in the San Francisco office of PricewaterhouseCoopers, the international accounting firm, where he was responsible for audits of multinational entities. Mr. Lehman has served on the board of directors of MGIC Investment Corporation, a mortgage insurance company, since April 2001; on the board of Sun Microsystems, Inc. since

November 2002; and on the board of Echelon Corporation, a supplier of infrastructure hardware and software to the device networking market, since December 2002. Mr. Lehman holds a B.S. in accounting from the University of Wisconsin-Madison.

Maureen F. McNichols, age 52, joined our Board of Directors in August 2003. She has served as Marriner S. Eccles Professor of Public and Private Management at Stanford University since 2001 and as Professor of Accounting at Stanford University since 1999. Dr. McNichols presently serves as Program Director for the Stanford Program on Corporate Governance for Boards of Directors, a position she has held since 2002. From 1991 to 1999, Dr. McNichols was Associate Professor of Accounting at Stanford. From 1976 until 1991, she held various teaching positions in accounting at the university level. Dr. McNichols holds a B.A. and a M.A. in accountancy from the University of Illinois, Champaign-Urbana, and a Ph.D. in accounting from the Graduate School of Management from the University of California, Los Angeles.

Michael J. Rose, age 52, joined our Board of Directors in September 2003. Mr. Rose has served as Group Chief Information Officer for the Royal Dutch/Shell Group of Companies (Shell), an international provider of gas, power, energy, and chemical products, since September 2001. Prior to joining Shell, Mr. Rose held various positions with Hewlett-Packard Company (HP) from 1978 to 2001. While at HP, Mr. Rose served as Controller for various HP divisions, was appointed Chief Information Officer and an HP Vice President in 1997, and was elected an officer in 2000. Mr. Rose holds a bachelor’s degree in economics from State University of New York in Geneseo, New York.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

We are seeking approval of an amendment to our Restated Certificate of Incorporation (the “Restated Certificate”) to eliminate the classification of our Board of Directors and to provide for annual election by the stockholders of each member of the Board. If’ the amendment to our Restated Certificate (the “Amendment”) is approved by the stockholders, a corresponding amendment will be made to our Amended and Restated Bylaws.

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms. This structure has been in place since we became a public company in 1999. Classified boards of directors have been widely adopted by companies and have a long history in corporate law. Proponents of this structure assert that it promotes independence of directors, in that they will be less subject to outside influence because they are elected to multi-year terms, and that the structure also promotes continuity and stability in management, since a majority of directors will have prior experience as directors of the company. Such proponents further assert that the structure may enhance stockholder value by motivating a potential acquirer seeking control of a target company with a classified board to initiate arms-length discussion with the board of the target company because the potential acquirer will be unable to replace the entire board in a single election. However, many investors and others now argue that a classified board structure reduces the accountability of the members of a board of directors. They assert that the election of directors is the primary means for stockholders to influence the policies and actions of the corporation.

After weighing these and other arguments, management and the Board of Directors believe that an annual election of all directors is the more suitable governance structure at this time, and that the benefits of an annual election outweigh the benefits of a classified board. Therefore, on September 7, 2005, our Board of Directors approved an amendment to our Certificate of Incorporation and corresponding amendments to our bylaws, resulting in declassification of our board of directors, subject to stockholder approval at this annual meeting. If the Amendment to the Restated Certificate is approved, the directors elected at this annual meeting will be elected for a one-year term, and the terms of those directors, together with the Class II and Class III directors elected at our 2003 and 2004 annual meetings, will expire at our 2006 annual meeting. If the Amendment is not approved by stockholders at this annual meeting, the Board of Directors will remain classified, and the directors elected at the meeting will be Class I directors, and will serve a three-year term expiring at our 2008 annual meeting.

The text of the proposed Amendment is attached as Annex 1 to this Proxy Statement, and the text of the proposed corresponding amendment to our bylaws is attached as Annex 2 to this Proxy Statement. In each Annex deletions are indicated by strikeout and additions are indicated by brackets.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has selected Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending June 30, 2006, and our stockholders are being asked to ratify such selection. Although we are not required to seek stockholder approval of this appointment, we believe it is sound corporate practice to do so. If our stockholders do not ratify this appointment, our Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditing firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders. Deloitte & Touche LLP has served as our independent auditors since our inception.

We expect a representative of Deloitte & Touche LLP to be present at the annual meeting and to be available to respond to appropriate stockholder questions. The representative will be given an opportunity to make a statement if he or she so desires.

The Audit Committee pre-approves all services performed by Deloitte & Touche LLP. The fees paid or accrued by NetIQ Corporation for the audit and other services provided by Deloitte & Touche LLP for fiscal 2005 and 2004 were as follows:

Fee Category	Fiscal 2005	Fiscal 2004
Audit fees(1)	$1,407,040	$552,008
Audit-Related fees(2)	4,850	64,836

Total audit and audit-related fees	1,411,890	616,844
Tax fees(3)	—	66,509
All other fees	—	—

Total fees	$1,411,890	$683,353

(1)

Audit fees represent fees for professional services rendered by Deloitte & Touche LLP in connection with its audit of our consolidated financial statements as of and for fiscal 2005 and its limited reviews of our unaudited condensed consolidated interim financial statements included in our Form 10-Qs, including services related to our compliance with the Sarbanes-Oxley Act of 2002, and statutory audits.

(2)	Audit-related fees consisted primarily of consultation services related to business combination activity and other financial accounting and reporting consultations.

(3)	Tax fees consisted primarily of services related to tax compliance, tax advice and tax planning.

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to approve the ratification of appointment of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

INFORMATION REGARDING COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Our Board of Directors believes that compensation for non-employee directors should be a mixture of cash and equity incentives, and encourages ownership of our stock by our directors to further align their interests with those of our stockholders. In addition, the Board believes it is important to provide non-employee directors with compensation that is competitive with that offered by other publicly traded high technology companies in order to attract and retain high quality directors. During fiscal 2005, none of our non-employee directors received any payments from us, or our subsidiaries, other than compensation received as our director. Directors who are our full-time employees receive no additional compensation for services as a director.

Cash Compensation

During fiscal 2005, we paid our non-employee directors an annual retainer of $24,000, together with an additional $2,000 for each Board or committee meeting personally attended and $1,000 for each Board or committee meeting attended by phone. We also reimbursed the expenses of our Board members incurred in attending Board and committee meetings and tuition fees for attending relevant seminars and conferences. We paid an additional retainer of $40,000 to our Lead Independent Director (who also serves as Nominating and Governance Committee chairperson); an additional retainer of $15,000 to the Audit Committee chairperson, which was increased to $25,000 in January 2005; and an additional retainer of $10,000 to the Compensation Committee chairperson. We intend to provide the same cash compensation to our non-employee Board members in fiscal 2006.

Equity Compensation

In order to better align the interest of our directors with stockholders, our Corporate Governance Guidelines presently require that each director own 1,000 shares of our stock during his or her service, starting no later than 12 months after joining the Board, and we further provide equity awards as part of the compensation package provided to non-employee directors. Under the terms of our 1995 Stock Plan, an option to purchase 30,000 shares is granted to each individual who is or becomes a non-employee director. In addition, an option to purchase 7,500 shares of common stock is granted to each non-employee director immediately following each annual meeting of stockholders. These options vest over three years if the director continues service on the Board, with 25% vesting on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date. The options have a term of five years, and the exercise price is equal to the fair market value of the common stock on the date of grant. Our 1995 Stock Plan will expire on November 1, 2005, and no further automatic annual grants will be made under that plan.

In addition to the standard automatic option grants made to directors under the 1995 Stock Plan during fiscal 2005, the Board approved the award of an additional option to purchase 10,000 shares of common stock to each non-employee director on August 6, 2005. These options vested in full on June 30, 2005. The options have a term of five years, and the exercise price is $8.95, which was the fair market value of the common stock on the date of grant.

In light of the impending expiration of our 1995 Stock Plan, and the elimination of the automatic option grant contained in that plan, the Board, on July 26, 2005, approved the award to each non-employee member of the Board of rights to purchase 5,000 restricted shares of our common stock, with vesting to occur (a) as to 50% of the restricted shares, on May 17, 2006; and (b) as to 25% of the restricted shares on each of November 17, 2006, and May 17, 2007, provided the director executed a restricted stock purchase right on or before August 26, 2005, which was the effective date of the award.

Executive Compensation

Summary Compensation Table

The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to us in all capacities during fiscal years 2005, 2004 and 2003, respectively by (i) our Chief Executive Officer during fiscal 2005, (ii) our four most highly compensated executive officers (other than the CEO) who were serving as executive officers at the end of fiscal 2005, and (iii) one additional highly compensated employee who was not serving as an executive officer at the end of fiscal 2005. These six officers are referred to in this Proxy Statement as Named Executive Officers.

		Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Restricted Stock Awards ($)(2)	Securities Underlying Options (#)		All Other Compensation ($)
Charles M. Boesenberg	2005	—	—	—		2,694,750	375,000		378	(3)
Chief Executive Officer and	2004	—	—	—		—	1,000,200		294	(3)
Chairman of the Board	2003	500,000	344,684	—		—	—		3,815	(3)

Marc B. Andrews	2005	274,913	91,000	40,230	(4)	551,450	75,000		196,397	(6)
Senior Vice President and General Manager	2004	249,669	—	174,613		—	150,200		27,074	(6)
of Worldwide Field Operations	2003	224,282	—	130,581		—	75,000	(5)	16,014	(6)

Betsy E. Bayha	2005	231,667	78,763	—		441,160	60,000		3,878	(8)
Senior Vice President, General Counsel	2004	226,779	24,754	—		—	100,200		7,332	(8)
and Secretary	2003	213,564	48,510	—		—	66,666	(7)	3,875	(8)

John L. Steigerwald	2005	218,333	54,600	—		330,870	65,000		4,837	(9)
Senior Vice President of Engineering	2004	195,833	26,988			—	8,700		10,766	(9)
	2003	158,187	16,670			—	5,647		1,687	(9)

Richard H. Van Hoesen	2005	251,667	66,000	—		551,450	75,000		3,914	(10)
Senior Vice President, Finance and	2004	210,846	21,819	—		—	120,200		4,991	(10)
Administration and Chief Financial Officer	2003	70,839	4,712	—		—	50,000		2,386	(10)

Mark P. Marron	2005	250,001	90,338	84,347		—	75,000		144,356	(11)
Senior Vice President	2004	250,001	—	237,736		—	125,200		9,657	(11)
Worldwide Sales	2003	250,000	83,750	110,172		—	25,000		45	(11)

(1)	Amount represents commissions earned.

(2)

The following table shows the total number and value of unvested restricted stock shares held by each named executive as of the end of the 2005 fiscal year. The fiscal year end value is based on a per share price for our stock of $11.33, reflecting the closing market price on the NASDAQ on June 30, 2005.

Name	Shares Vested During Year (#)	Value Realized at Vest Date ($)	Total Unvested Shares at Fiscal Year end (#)	Value of Unvested Shares at Fiscal Year End ($)
Charles M. Boesenberg	—	$—	250,000	$2,832,250
Marc B. Andrews	—	$—	50,000	$566,450
Betsy E. Bayha	—	$—	40,000	$453,160
John L. Steigerwald	—	$—	30,000	$339,870
Richard H. Van Hoesen	—	$—	50,000	$566,450

(3)	Includes $378, $294 and $315 of premium paid for life insurance policy during fiscal 2005, 2004 and 2003, respectively; and $3,500 of 401(k) matching contributions made by us during fiscal 2003.

(4)

For fiscal 2005, includes $13,378 of commissions earned, as well as tax reimbursement payments of $26,852 for taxes paid on allowances for housing, transportation, and education incurred in connection with executive’s relocation from the UK to the United States.

(5)	Mr. Andrews joined us in July 2002 and was granted an option to purchase 75,000 shares, which was subsequently tendered for cancellation in December 2002 pursuant to our Option Exchange Program. The option for 75,000 shares reported in this table was granted in June 2003 to replace the option tendered for cancellation pursuant to the terms of the Option Exchange Program.

(6)

For fiscal 2005, includes $106,780 of expenses paid in connection with executive’s relocation from the UK to the United States, including reimbursements and allowances for housing, transportation, home leave, and education; and a one-time relocation payment of $89,333 in connection with executive’s relocation from the UK to the United States. Includes $284 of premium paid for life insurance policy during fiscal 2005. Includes $9,248 vacation payout during fiscal 2004 and $17,826 and $16,014 of car allowance for fiscal 2004 and 2003, respectively.

(7)

Ms. Bayha joined us in November 2001 and was granted an option to purchase 100,000 shares, which was subsequently tendered for cancellation in December, 2002 pursuant to our Option Exchange Program. The option for 66,666 shares reported in this table was granted in June 2003 to replace the option tendered for cancellation pursuant to the terms of the Option Exchange Program.

(8)

Includes $3,500 of 401(k) matching contributions made by us during each of fiscal 2005, 2004 and 2003; $3,538 vacation payout during fiscal 2004; and $378, $294 and $375 of premium paid for life insurance policy during fiscal 2005, 2004 and 2003, respectively.

(9)

Includes $4,459, $3,081 and $1,309 of 401(k) matching contributions made by us during fiscal 2005, 2004 and 2003, respectively; $7,307 vacation payout during fiscal 2004; and $378 of premium paid for life insurance policy during each of fiscal 2005, 2004 and 2003.

(10)

Includes $3,536, $4,697 and $2,267 of 401(k) matching contributions made by us during fiscal 2005, 2004 and 2003, respectively; and $378, $294 and $119 of premium paid for life insurance policy during fiscal 2005, 2004 and 2003, respectively.

(11)

Mr. Marron’s employment terminated June 30, 2005. Includes $19,230 and $9,615 vacation payout during fiscal 2005 and 2004, respectively; $126, $42 and $45 of premium paid for life insurance policy during fiscal 2005, 2004 and 2003, respectively. Includes $125,000 separation payment accrued for fiscal 2005.

Option Grants During Fiscal 2005

The following table sets forth certain information relating to the stock options awarded to each of the Named Executive Officers during fiscal 2005, including the potential realizable value over the applicable term of the options (based on assumed rates of stock appreciation of 5% and 10%, compounded annually and subtracting from that result the total option exercise price). The assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

During fiscal 2005, options were granted to our employees and non-employee directors to acquire up to an aggregate of 4,194,806 shares. All options were granted at an exercise price equal to or not less than the fair market value of the common stock on the date of grant. Options to acquire an aggregate of 3,025,903 shares vested in full on June 30, 2005. Options to acquire 225,000 shares were issued to our Chief Executive Officer, with vesting terms described in the chart below, as part of a compensation arrangement discussed in greater detail in the Compensation Committee Report. Options to acquire an aggregate of 30,000 shares, with three year vesting, were automatically granted to members of our Board of Directors under our 1995 Stock Plan. The remaining 913,903 options vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining shares vesting ratably each quarter thereafter.

Name	Number of Securities Underlying Option Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%	10%
Charles M. Boesenberg	150,000	(1)	3.58%	$8.95	8/6/2011	$546,532	$1,273,653
Charles M. Boesenberg	183,333	(2)	4.37%	$12.00	2/7/2012	$895,619	$2,087,174
Charles M. Boesenberg	41,667	(3)	0.99%	$11.88	2/7/2012	$201,516	$469,619
Marc B. Andrews	75,000	(1)	1.79%	$8.95	8/6/2011	$273,266	$636,826
Betsy E. Bayha	60,000	(1)	1.43%	$8.95	8/6/2011	$218,613	$509,461
John L. Steigerwald	65,000	(1)	1.55%	$8.95	8/6/2011	$236,831	$551,916
Richard H. Van Hoesen	75,000	(1)	1.79%	$8.95	8/6/2011	$273,266	$636,826
Mark P. Marron	75,000	(1)	1.79%	$8.95	8/6/2011	$273,266	$636,826

(1)	100% vested on June 30, 2005.

(2)	The option becomes vested and exercisable as to 61,111 shares on each of January 1, 2006, July 1, 2006 and January 1, 2007 if executive is still employed as of such date.

(3)	The option becomes vested and exercisable as to 13,889 shares on each of January 1, 2006, July 1, 2006 and January 1, 2007 if executive is still employed as of such date.

Option Exercises During Fiscal 2005 and Fiscal Year-End Option Values

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during fiscal 2005, and the number of shares of common stock subject to exercisable stock options held as of June 30, 2005 by the Named Executive Officers.

The “Value Realized” is based upon the sale price or the fair market value on the date of exercise per share, minus the per share exercise price, multiplied by the number of shares underlying the option. The “Value of Unexercised In-the-Money Options at June 30, 2005” is based upon the fair market value of our common stock on the last business day of the fiscal year, minus the per share exercise price, multiplied by the number of shares underlying the option. The fair market value is determined by the closing price of our common stock on June 30, 2005, which was $11.33 per share.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at June 30, 2005		Value of Unexercised In-the-Money Options at June 30, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles M. Boesenberg	—	$—	2,362,698	512,502	$357,000	$—
Marc B. Andrews	—	$—	179,973	120,227	$178,500	$—
Betsy E. Bayha	—	$—	162,282	64,584	$142,800	$—
John L. Steigerwald	—	$—	90,612	5,907	$156,737	$—
Richard H. Van Hoesen	—	$—	152,698	92,502	$178,500	$—
Mark P. Marron	—	$—	283,011	—	$178,500	$—

Restricted Stock Grants During Fiscal 2005

During fiscal 2005, we awarded restricted stock purchase rights and restricted stock units covering a total of 1,711,836 shares, to substantially all of the Company’s eligible employees. Restricted stock purchase rights covering a total of 270,000 restricted shares were granted to executive officers, exclusive of our Chief Executive Officer, and restricted stock purchase rights covering 250,000 restricted shares were granted to our Chief Executive Officer as part of the compensation arrangements described in the Compensation Committee Report. With the exception of the awards to the Chief Executive Officer, these rights vest 50% on May 17, 2006, and 25% on each of November 17, 2006 and May 17, 2007.

Employment Contracts, Termination of Employment, and Change of Control Arrangements

The 1995 Stock Plan provides that in the event of a merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period. If, within 12 months after a change of control, an optionee’s employment with the successor corporation is terminated other than for cause or if a director’s service with the successor corporation is terminated other than for voluntary resignation, which will not be considered voluntary if requested by the acquiring company, the optionee will fully vest in the right to exercise all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable.

We have entered into change of control severance agreements with each of our Named Executive Officers, including our CEO, and certain other officers. The Board approved the revision of the change of control severance agreements in July 2004 to provide for greater retention of such officers in the face of increasing industry consolidation. The agreements entered into with each of our executive officers provide that in the event of an officer’s involuntary termination without cause (including constructive termination, as described in the agreements) within 12 months after a change of control, the officer is entitled to 18 months of severance pay (comprising base pay plus target bonus), 18 months of continued coverage under group health, life and other similar insurance arrangements, and full acceleration of all outstanding options granted to the officer. The change of control severance agreements do not contain any provision for “gross up” with respect to taxes paid on any amount received under the agreements.

On August 9, 2005, we entered into a separation agreement with Mr. Marron, whose last day as an employee was June 30, 2005. Under the separation agreement, we agreed to pay him a $125,000 separation payment. The agreement also included a mutual release of claims and a one-year non-solicitation of employees covenant given by Mr. Marron.

Mr. Charles M. Boesenberg, our Chief Executive Officer, is a party to the revised change of control agreement, referenced above. For purposes of the calculation of any severance payment under his change of control agreement, his annual base salary and target bonus would each be deemed to be $500,000 for all periods prior to January 1, 2007 (through which date he has agreed not to receive a cash salary or bonus).

Other aspects of Mr. Boesenberg’s compensation are further described under “Compensation Committee Report on Executive Compensation—CEO Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission (the SEC) initial reports regarding ownership of, and subsequent transactions in, our securities. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of copies of reports provided to us and written representations from our executive officers and directors, we believe that all reports required by Section 16(a) during fiscal 2005 were timely filed.

BENEFICIAL OWNERSHIP OF COMPANY STOCK

To our knowledge, the following table shows the beneficial ownership of our common stock on September 23, 2005, by (i) each person or entity who is known to us to own beneficially 5% or more of our outstanding common stock; (ii) each member of our Board of Directors; (iii) each of the Named Executive Officers; and (iv) all our current directors and executive officers as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. Under the rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares that may be acquired within 60 days are also considered to be beneficially owned under SEC rules.

Name and Address:	Amount and Nature of Beneficial Ownership		Shares Under Exercisable Options(1)	Percent of Class(2)
5% Stockholders:
T. Rowe Price Associates, Inc.(3)	5,453,952			12.3%
100 East Pratt Street
Baltimore, MD 21202
Dimensional Fund Advisors, Inc.(4)	3,903,252			8.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Franklin Resources, Inc.(5)	3,615,795			8.1%
One Franklin Parkway
San Mateo, CA 94403-1906
TCW Asset Management Company(6)	2,936,314			6.6%
865 South Figueroa Street, Suite 1800
Los Angeles, CA 90017
ValueAct Capital(7)	2,846,611			6.4%
100 East Pratt Street
Baltimore, MD 21202
Barclays Global Investors, N.A.(8)	2,241,722			5.0%
45 Fremont Street
San Francisco, CA 94105

Named Executive Officers and Directors:
Charles M. Boesenberg	241,887	(9)	2,587,699	6.0%
Marc B. Andrews	51,259	(10)	204,930	*
Betsy E. Bayha	43,467	(10)	176,866	*
John L. Steigerwald	32,059	(10)	91,519	*
Richard H. Van Hoesen	51,630	(10)	166,447	*
David J. Barram	7,330	(10)(11)	53,125	*
Alan W. Kaufman	7,000	(10)	128,125	*
Michael E. Lehman	10,000	(10)	53,125	*
Maureen F. McNichols	6,000	(10)	30,625	*
Michael J. Rose	6,000	(10)	30,625	*
Elijahu Shapira	85,140	(10)	53,125	*
All current directors and executive officers as a group (15 persons)	716,247	(12)	4,058,996	9.8%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes shares purchasable within 60 days of September 23, 2005 pursuant to outstanding options.

(2)

Percent of class is calculated based on a total of 44,421,870 shares of common stock outstanding as of September 23, 2005 together with shares purchasable within 60 days of September 23, 2005 for each listed stockholder.

(3)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by T. Rowe Price Associates, Inc.

(4)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005 by Dimensional Fund Advisors, Inc.

(5)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Franklin Resources, Inc.

(6)	Based solely on Institutional Ownership information as of June 30, 2005, obtained from NASDAQ Online.

(7)	Based solely on information set forth in a Schedule 13D filed with the Securities and Exchange Commission on August 25, 2005 by ValueAct Capital.

(8)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Barclays Global Investors, N.A.

(9)

Includes 162,500 shares of unvested restricted stock, which vest as follows: 37,500 shares vest on each of January 1, 2006, July 1, 2006 and January 1, 2007; 12,500 shares vest on July 31, 2009; 37,500 shares are denominated as Performance-Vesting Shares and vest on February 7, 2010, unless vesting is earlier accelerated based upon the Company’s attainment of its MIP objective, as further described in the Compensation Committee Report.

(10)	Includes shares of unvested restricted stock, which vest 50% on or before May 17, 2006, and 25% on each of November 17, 2006 and May 17, 2007, in the following amounts:

Name	Number of Shares
Marc B. Andrews	50,000
Betsy E. Bayha	40,000
John L. Steigerwald	30,000
Richard H. Van Hoesen	50,000
David J. Baram	5,000
Alan W. Kaufman	5,000
Michael E. Lehman	5,000
Maureen F. McNichols	5,000
Michael J. Rose	5,000
Elijahu Shapira	5,000

(11)	Includes 2,330 shares held in trust for Mr. Barram and his wife.

(12)	Includes 487,500 shares of restricted stock which vest 50% on or before May 17, 2006 and 25% on each of November 17, 2006 and May 17, 2007.

COMMITTEE REPORTS

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee monitors and oversees the Company’s financial, accounting and reporting processes, the Company’s system of internal accounting and financial controls and the Company’s legal and regulatory compliance. The Audit Committee also is responsible for engaging the Company’s independent auditors. Management has the primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of financial controls. In fulfilling its oversight responsibilities during fiscal 2005, the Audit Committee:

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discussed the quarterly and year-to-date financial information contained in each quarterly earnings announcement with senior members of the Company’s financial management and with the Company’s independent auditors, Deloitte & Touche LLP (Deloitte & Touche), prior to public release;

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reviewed the audited financial statements of the Company as of and for the year ended June 30, 2005, as well as the quarterly unaudited financial statements and earnings releases with senior members of the Company’s financial management and with Deloitte & Touche;

•	reviewed with the Company’s financial management and with Deloitte & Touche their judgments as to the quality, not just the acceptability, of the Company’s accounting principles;

•	discussed with Deloitte & Touche the overall scope and plan for their audit;

•	reviewed the Company’s financial controls and financial reporting process;

•	reviewed the company’s litigation matters;

•	reviewed significant financial reporting issues and practices, including judgmental items, change in accounting principles and disclosure practices;

•	pre-approved all services performed by Deloitte & Touche;

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met with Deloitte & Touche, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;

•	met with the Company’s financial management, without Deloitte & Touche present, to discuss the quality of services provided by Deloitte & Touche; and

•	met with the Company’s head of internal audit, without management or Deloitte & Touche present, to discuss the company’s financial management, internal controls and independent auditors.

In addition, the Audit Committee has discussed with Deloitte & Touche their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 Independence Discussions with Audit Committee and any matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committees, as amended, and considered whether the non-audit services (of which there were none) provided by Deloitte & Touche to the Company during fiscal 2005 were compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above and the Audit Committee’s review of the representations by management that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche as the Company’s independent auditors for the fiscal year ending June 30, 2006.

THE AUDIT COMMITTEE

Michael E. Lehman, Chair

David J. Barram

Maureen F. McNichols

Michael J. Rose

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) reviews and approves compensation of and benefits granted to the executive officers of the Company, oversees and recommends to the Board actions with respect to the Company’s compensation programs and policies (including its bonus and profit-sharing programs), and administers the Company’s stock option plans and stock purchase plan. The Board has approved a written charter for the Committee, which is reviewed periodically and is available on the Company’s website. The Committee is currently comprised solely of independent directors of the Company. The Committee is supported in its activities by the Company’s Legal, Stock Services and Human Resources personnel and has the ability to retain, and at various times has retained, outside advisors, including compensation consulting firms and outside counsel.

Compensation Components

In determining compensation for our executive officers and other employees, we strive to place significant weight on performance through cash performance bonuses and long-term equity incentives, while maintaining target compensation that is consistent with market practice. Total compensation for the majority of the Company’s employees, including its executive officers, consists of the following components.

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Annual cash compensation consists of base salary and a semi-annual cash award payment based on the Company’s performance. We believe that making a significant portion of cash compensation dependent on Company performance (particularly for executive officers and other key employees) encourages individual performance.

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Substantially all of the Company’s employees in North America and many foreign jurisdictions receive long-term incentive compensation awards through the granting of stock options (which generally vest over a period of time and have exercise prices equal to the market value of our common stock on the date of grant) and restricted stock purchase rights or restricted stock units. The value of these equity awards increases as the Company’s stock price increases, which we believe aligns the interests of employees and stockholders.

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Employees of the Company have the opportunity to acquire stock of the Company through an employee stock purchase plan, which is generally available to substantially all employees. This plan allows participants to contribute up to 15% of their pay (subject to IRS limits) to periodically purchase stock of the Company at a discount to the market price, with the objective of encouraging employee retention through the opportunity to profit when the value of the Company’s stock increases over time.

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The Company sponsors a 401(k) Savings Plan, which allows U.S. employees to contribute a portion of their cash compensation to a retirement account. The Company matches 50% of each employee’s contributions up to the lesser of 6% of total cash compensation or $3,500. Where practicable, for employees outside the U.S., the Company offers similar retirement benefits that are consistent with local market practices and applicable law.

•	The Company provides health and welfare benefits for substantially all of its employees. The Company’s health and welfare plans are the same for its executive officers and for its other employees.

Equity Compensation

Equity incentive awards are an important part of the Company’s continuing efforts to retain, motivate and provide incentives for its employees, particularly key employees. The equity incentive component of the total compensation package offered to our employees, including our executives, is intended to retain and motivate them to improve long-term stock performance and to increase value for all stockholders.

During the summer of 2004, we met on several occasions to review the Company’s merit-based option program for fiscal 2005. After the conclusion of this review, the Company made option grants to substantially all eligible employees, including to its executive officers and Chief Executive Officer, in August 2004, with vesting to occur on June 30, 2005. Options were awarded for a total of 2,945,253 shares. Of these, the Chief Executive Officer received an option covering 150,000 shares and the Company’s eight other executive officers received options covering an aggregate of 485,000 shares.

Commencing early in 2005, in light of various changes in the industry, the market and the Company’s circumstances, we undertook to explore alternatives for equity compensation, including with respect to the Company’s Chief Executive Officer, its executive officers and all other eligible Company employees. Both the full Board and the Committee met with outside counsel and had a number of discussions concerning the appropriate mechanisms to compensate and retain the Company’s employees. Our decisions with respect to compensation of the Company’s Chief Executive Officer are discussed below. With respect to the remaining employee population, this review process resulted in a shift from our past approach of making broad-based annual awards of stock options to instead awarding restricted stock purchase rights or restricted stock units, covering a total of approximately 1.5 million shares, to substantially all of the Company’s employees (approximately 950 employees). In certain countries where the cost of regulatory compliance was deemed excessive for the benefits conferred by those awards, eligible employees received potential cash bonus incentives. Restricted stock purchase rights covering a total of 270,000 shares were granted to executive officers other than the Chief Executive Officer. These awards were made in June 2005, and vest over an approximately two-year period.

Executive Compensation

The Company structures executive compensation in a manner designed to provide competitive levels of compensation to assist the Company in attracting, motivating and retaining top quality executives. The compensation paid to the Company’s executive officers consists primarily of base salary, semi-annual cash performance bonuses and grants of equity incentives, with a focus on tying higher pay to actual Company performance, as well as considering individual performance. We generally review each element of our executive officers’ compensation in making compensation decisions.

Base Salary

We regularly review base salaries of the Company’s executive officers, including the Named Executive Officers set forth in the Summary Compensation Table. This review is typically done in connection with the Company’s annual focal review process held in the fall of each year as well as in connection with promotions. We review an industry executive compensation survey, with emphasis on the technology sector, to establish a range of base salaries for comparable positions at other similarly sized companies, both regionally and nationally. There is substantial overlap between the companies included in the salary survey used by the Company and the companies included in the NASDAQ Stock Market (U.S.A.) index and the NASDAQ Computer & Data Processing index used to construct the performance graph included in this Proxy Statement. The Company’s current compensation structure falls generally within the range of compensation structures adopted by the other companies in the salary surveys reviewed. While we believe that peer data is appropriate to consider in making decisions on base salary, we also place weight on individual job performance. In connection with the focal review process, the Company’s Chief Executive Officer evaluates the executive staff and presents to us his evaluation of each officer, including contribution and performance over the past year, strengths, weaknesses, development plans and advancement potential. After considering the survey data, evaluations and recommendations, we make our determinations of base salary for each executive officer.

Bonus Compensation

The Company maintains a management incentive bonus plan (“MIP”) for the benefit of its employees at the director level and above, including all executive officers except the Chief Executive Officer. An employee’s targeted bonus amount generally increases for higher positions within the Company and places a greater percentage of compensation at risk for those with greater responsibility. The targeted bonus percentage, when combined with the participant’s base salary, was intended to deliver total cash compensation competitive at or near the median cash compensation of persons in comparable positions at comparable peer companies when target performance is achieved. The performance goals for fiscal 2005 were corporate and business unit profitability objectives established by the Committee. The amount of actual cash bonus payments depend on the achievement of these performance goals.

Under the fiscal 2005 MIP, no award was to be paid if the Company or applicable business unit failed to meet a minimum profitability threshold set by the Committee. As a result, during the second half of fiscal 2005, no award was made to any employee (including executive officers) under the MIP.

Although the Company’s Chief Executive Officer does not receive any cash compensation, portions of his restricted stock awards are subject to accelerated vesting based upon the Company’s attainment of the MIP profitability objectives. Vesting with respect to 12,500 restricted shares was accelerated due to the Company’s attainment of MIP profitability objectives for the first six months of fiscal 2005, vesting of 12,500 restricted shares eligible for acceleration during the second half of fiscal 2005 were not accelerated due to the Company’s failure to achieve the minimum profitability threshold established by the Committee.

The fiscal 2005 bonus compensation payable to the Company’s former Senior Vice President, Worldwide Sales, was based only partially on the MIP and had revenue, bookings and sales commission elements, as well. Similarly, the fiscal 2006 bonus compensation payable to the Senior Vice President and General Manager, Worldwide Field Operations, will be based only partially on the MIP and also has revenue, bookings and sales commission elements.

Equity Compensation

During fiscal 2005, we examined the restricted stock and option holdings of the Company’s executive officers, as well as their cash-based compensation, and determined that the awards granted, as part of our broad-based programs and in connection with promotions, were appropriate. These awards included the restricted stock purchase rights awarded in June 2005 and discussed above. Our equity based compensation programs, when combined with the participant’s target total cash compensation, are designed to deliver overall total direct compensation opportunities competitive with the compensation of persons in comparable positions at our peer companies when target performance is achieved. Grants are made to executive officers based on responsibility and expected performance of the individual officer. Our philosophy is that the award of stock options should be used to provide incentive to key employees and to further align their interests with those of the stockholders.

Other Benefits

Our executive officers do not receive fringe benefits that are not offered to employees generally. They participate in the same plans as other employees, such as the health and welfare plans and retirement plans described above.

Change of Control Agreements

In connection with our annual review of the Company’s compensation program during the summer of 2004, we reviewed the change of control agreements executed between the Company and its executive officers and determined that certain revisions to the form of agreement were appropriate in order to assure the retention of key personnel. The revised change of control agreements were approved by the Board of Directors and are described further under “Employment Contracts, Termination of Employment and Change of Control Agreements” elsewhere in this Proxy Statement. We periodically review the costs associated with the potential severance payments that could result from an executive’s involuntary termination after a change of control and believe them, individually and collectively, to be reasonable.

CEO Compensation

Our Chief Executive Officer, Charles M. Boesenberg, joined the Company on January 25, 2002, with an annual base salary of $500,000 and a first-year guaranteed bonus of $500,000. On September 8, 2003, Mr. Boesenberg agreed to forgo a salary or cash bonus during each of fiscal 2004 and fiscal 2005. Mr. Boesenberg’s agreement to forgo receiving cash compensation has now been extended until January 1, 2007. Other than standard employee benefits generally available to all NetIQ employees described (such as the health and welfare benefits and retirement plan participation described above), Mr. Boesenberg is now compensated solely with equity awards. We believe that this direct link between the value that Mr. Boesenberg receives and the value that stockholders receive provides a strong incentive for improved Company performance.

We extensively reviewed Mr. Boesenberg’s performance and his compensation package during June and July of 2004, including a review of Mr. Boesenberg’s performance, his compensation history (including past equity grants), peer data and the different mechanisms that could be used to appropriately provide an incentive to Mr. Boesenberg to remain with Company and drive its performance. We also reviewed the cost to the Company of different alternatives and met with outside counsel. At the end of this process, in August 2004, the Committee and the Board determined it was appropriate to award Mr. Boesenberg an option to purchase 150,000 shares of common stock, which became exercisable on June 30, 2005 and has an exercise price equal to the market value of our common stock on the date of grant ($8.95 per share), and a restricted stock purchase award of 100,000 shares of common stock at a purchase price of $.001 per share, subject to repurchase at cost on certain events of termination of employment before vesting. The restricted stock award became vested as to 75,000 shares on July 31, 2005 and as to 12,500 shares as a result of the Company’s performance during fiscal 2005. The remaining 12,500 shares remain subject to repurchase at cost by the Company if Mr. Boesenberg leaves the Company before July 2009. Concurrently with these equity grants, Mr. Boesenberg agreed to waive his right to have up to one year after termination of his service to exercise certain options granted previously and agreed that he would instead have only a 30-day period following the date of termination of his service to exercise those options.

We monitored the success of the August awards as a compensation device, together with Mr. Boesenberg’s performance, through the fall of 2004 and early winter of 2005, and we evaluated the best way to compensate Mr. Boesenberg after July 31, 2005, when we anticipated the bulk of his equity compensation would become fully vested. After meetings of the Committee and discussions with the full Board and outside counsel, we determined that it was appropriate to extend his equity compensation arrangement on similar terms for an additional 18 months, or through January 1, 2007. Therefore, in February 2005, Mr. Boesenberg received options to purchase 225,000 shares with exercise prices of $12.00 or $11.88 per share (the market value of our common stock on the grant date under the applicable stock plan) and vesting in three equal installments on January 1, 2006, July 1, 2006 and January 1, 2007. Mr. Boesenberg also received a restricted stock purchase award for 150,000 shares of common stock at a purchase price of $.001 per share, subject to repurchase by the Company at cost on certain events of termination of employment before vesting. A total of 37,500 shares will vest in February 2010 if he remains employed by the Company, subject to accelerated vesting of 12,500 shares on each of January 1, 2006, July 1, 2006 and January 1, 2007, if the Company meets its performance goals under the MIP during the immediately preceding six-month period. The remaining 112,500 shares will vest in three equal installments on January 1, 2006, July 1, 2006 and January 1, 2007 if he remains employed on the applicable vesting date or if he is terminated without cause or resigns for good reason.

Mr. Boesenberg is also a party to the revised form of change of control agreement, referenced above. For purposes of the calculation of any severance payment under his change of control agreement, his annual base salary and target bonus would each be deemed to be $500,000 for all periods prior to January 1, 2007.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly-compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1.0 million or meets certain specified conditions (including stockholder approval). Although we review the tax impact of our compensation decisions, we do not have a policy requiring compensation to be deductible under Section 162(m) and consider the tax consequences along with our primary retention and incentive goals.

Summary

We believe that the Company’s compensation policies generally have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company’s goals. Nonetheless, the Company’s compensation policies are evolving over time as the Company endeavors to regularize its compensation practices and moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term stockholder value.

THE COMPENSATION COMMITTEE

Alan W. Kaufman, Chair

Maureen F. McNichols

Michael E. Lehman

David J. Barram

COMPANY PERFORMANCE

Our common stock began trading on the NASDAQ National Market on July 30, 1999. The following graph compares the cumulative total return for the Company, The NASDAQ Stock Market (U.S.A.) Index, and The NASDAQ Computer and Data Processing Index for the 60-month period that began June 30, 2000 and ended June 30, 2005.

The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Comparison of 5 Year Cumulative Total Return*

Among NetIQ Corporation,

The NASDAQ Stock Market (U.S.) Index

and The NASDAQ Computer & Data Processing Index

*$100	Invested on 6/30/00 in stock or index—including reinvestment of dividends. Fiscal year ending June 30.

ASSUMES $100 INVESTED ON JUNE 30, 2000

FISCAL YEAR ENDED JUNE 30, 2005

	Cumulative Total Return
	6/30/00	6/30/01	6/30/02	6/30/03	6/30/04	6/30/05
NetIQ Corp	$100.00	$52.48	$37.95	$26.00	$22.14	$19.00
NASDAQ Stock Market (U.S.)	100.00	55.50	37.13	31.63	43.05	43.54
NASDAQ Computer & Data Processing	100.00	58.95	36.79	40.20	51.86	51.49

ADDITIONAL INFORMATION

Other Matters

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

Exhibit A

NETIQ CORPORATION

CORPORATE GOVERNANCE GUIDELINES

The following Corporate Governance Guidelines (“Guidelines”) have been approved by the Board of Directors (the “Board”) of NetIQ Corporation (“NetIQ” or the “Company”). Together with NetIQ’s Charter, Bylaws, Code of Business Conduct and Ethics, and the charters of the committees of the Board, these Guidelines provide the framework for the governance of NetIQ. These Guidelines, together with other matters affecting NetIQ governance, will be reviewed by the Board at least annually, with the goal of creating a strong Board, attracting quality members and serving the long-term interests of NetIQ and its stockholders.

1.    Role of Board and Management.    The Board, which is elected by the stockholders, is the ultimate decision-making body of NetIQ, except with respect to those matters reserved to the stockholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

The fundamental role of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its stockholders. In fulfilling that responsibility the directors may reasonably rely on the honesty and integrity of the Company’s senior management and expert legal, accounting, financial and other advisors.

2.    Meetings of the Board and Committees.    The Board shall have a minimum of five (5) scheduled meetings a year at which it reviews and discusses reports by senior management on the performance of the Company, the Company’s prospects and strategies, and immediate issues facing the Company. Directors are expected to attend and participate in all scheduled Board and committee meetings, and to rigorously prepare for such meetings. In months where there is no scheduled Board meeting, the CEO normally will communicate with the members of the Board by a scheduled conference call to update the members on any material corporate developments.

3.    Selection and Qualification of Board Members.

A.        Generally.    The Nominating and Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required for members of the Board and for identifying qualified candidates for membership. In general, directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of NetIQ’s stockholders. They should have an inquisitive and objective perspective, practical wisdom and mature judgment. NetIQ shall endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to NetIQ’s global activities. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon the contributions they can make to NetIQ.

B.        Change in Director Responsibilities.    Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

C.        Limits on Director Outside Responsibilities.    Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Each Board member is expected to ensure that his or her existing and planned commitments do not conflict with or materially interfere with the member’s service on the Board, and must avoid any actual or perceived conflict of interest with NetIQ. Directors shall inform the Lead Director prior to agreeing to serve on the board of any other public company. Directors shall not serve on more than five (5) boards of public companies in addition to the NetIQ board. Directors who also serve as CEOs or in equivalent positions should not serve on more than two (2) boards of public companies in addition to the NetIQ board. The Nominating and Governance Committee shall annually review the appropriateness of this limitation and whether limitations should be placed on other directors.

4.    Lead Director.    The Nominating and Governance Committee shall propose a Lead Director for election by the independent directors on an annual basis. The Lead Director shall be independent and, where possible, shall reside within reasonable proximity of NetIQ’s headquarters. The Lead Director shall have such duties as designated by the Board from time to time and shall have the following specific responsibilities:

(a)	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors;

(b)

Advise the Chairman as to an appropriate schedule of Board meetings and approve that schedule, (i) seeking to ensure that the non-employee directors can perform their duties responsibly while not interfering with on-going corporate operations, and (ii) assuring that there is sufficient time for discussion of all agenda items;

(c)	Provide the Chairman with input as to the preparation of the agendas for the Board and Board committee meetings, and approve agendas for the Board;

(d)

Advise the Chairman as to the quality, quantity and timeliness of the information submitted by the Corporation’s management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties, and approve information sent to the Board;

(e)	Recommend to the Chairman the retention of advisors and consultants who report directly to the Board;

(f)	Serve as Chair of the Nominating and Governance Committee;

(g)

Assist the Board of Directors, the Nominating and Governance Committee and the officers of the Corporation in better ensuring compliance with and implementation of the Board’s Corporate Governance Guidelines;

(h)	Develop the agendas for the executive sessions of the Board’s independent directors;

(i)	Serve as principal liaison between the independent directors and the Chairman;

(j)	Supervise and serve as principal liaison to Ethics Committee;

(k)	Has the authority to call meetings of the independent directors;

(l)	If requested by major stockholders, ensure that he or she is available for consultation and direct communication; and

(m)	Perform such other duties and responsibilities as the Board may determine from time to time.

5.    Director Independence.    The Board believes that, as a matter of corporate policy and consistent with applicable laws and exchange rules, the Board should have a substantial majority of independent directors, and in no event less than a majority of independent directors. The Board has determined that six (6) of NetIQ’s seven (7) directors are independent.

In making a determination regarding a director’s independence, the Board will review all relevant facts and circumstances, including any direct or indirect material relationship with NetIQ, and generally will apply the standards of NASDAQ. A director will not be deemed independent if the director, or an immediate family member of the director, provides personal services to NetIQ for compensation, other than in the director’s capacity as a member of the Board.

The Board has established the following guidelines to assist in determining director independence:

a.

A director will not be independent if, within the preceding three (3) years, either the director or an immediate family member of the director: (i) was employed by NetIQ; (ii) was employed by or affiliated with NetIQ’s independent auditor; (iii) was employed as an executive officer of another company where any of NetIQ’s present executive officers serve on the other company’s board; (iv) was employed by another company that has a material business relationship with NetIQ; or (v) received more than $60,000 during any twelve (12) month period in direct compensation from NetIQ (other than fees for services as a director).

b.

The following commercial or charitable relationships will not be considered a material business relationship for purposes of subsection (a)(iv), above: (i) a director is, or was, employed by another company that does business with NetIQ and the annual sales to, or purchases from, NetIQ are less than the greater of $200,000 or five percent (5%) of the consolidated gross annual revenues of the selling party; or (ii) a director serves as an officer, director or trustee of a charitable organization, and NetIQ’s discretionary charitable contributions to the organization are less than one percent (1%) of that organization’s total annual charitable receipts. The Board annually will review all commercial and charitable relationships of its directors. Whether directors meet these categorical independence tests will be reviewed and will be made public prior to their standing for re-election to the Board.

c.

The Board has determined that the following directors are independent under the foregoing guidelines: David J. Barram; Alan W. Kaufman; Michael E. Lehman; Maureen F. McNichols, Michael J. Rose and Elijahu Shapira.

d.

For business relationships not covered by the guidelines in subsection (b) above, the determination of whether the relationship is material and, therefore, whether the director is independent, shall be made by the directors who satisfy the independence guidelines set forth in subsections (a) and (b), above. Any determination by the Board that a relationship is immaterial, despite the fact that the relationship failed to meet the categorical standards of immateriality set forth in subsection (b) above, will be explained in the next proxy statement.

6.    Size of Board and Selection Process.    A slate of directors to be elected to the class of directors whose term is then expiring, together with any directors not previously elected by the stockholders, shall be submitted for election by the stockholders at the annual meeting of the stockholders. The slate of directors shall be proposed by the Nominating and Governance Committee and approved by the Board. Stockholders may propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information to: Corporate Secretary, 3553 North First Street, San Jose, CA 95134, and such nominees shall be duly considered by the committee. Between annual stockholder meetings, the Board may elect directors to fill existing vacancies and to serve until the next annual meeting. The Board believes that, given the size of NetIQ, the need for diversity of members’ views and experience, and the need to attract and retain qualified independent directors, the size of the Board presently should be in the range of five (5) to nine (9) directors.

7.    Board Committees.    The Board will maintain the following committees to assist the Board in discharging its responsibilities: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Governance Committee. The Board may from time to time establish additional committees. The Audit Committee shall have a minimum of three (3) members and, where possible, the other committees also shall have a minimum of three (3) members. The members of the committees shall be appointed by the Board and each member shall be independent under the criteria set forth in Section 4, above. Each committee shall have its own charter. The charters of the committees will be published on the NetIQ website and will be mailed to stockholders on written request. The committee members shall elect a chair, who, in consultation with the other committee members, shall determine the frequency and length of committee meetings, together with the agenda for the meetings. The committee chair shall report the highlights of their meetings to the full Board following each meeting of the respective committees. The chair of the Audit Committee must have accounting or financial management experience.

8.    Meetings of Non-Employee Directors.    The Board will regularly meet in an executive session of non-employee directors, without the presence of management. Such sessions shall generally be held at the end of each regular Board meeting. Promptly after the executive session, the Lead Director will review with the CEO any material matters discussed.

9.    Evaluation of Board and Director Performance.    The Board and each of the committees will perform an annual self-evaluation. During the fall quarter, the directors will be requested to provide their assessments of the effectiveness of the Board and the committees on which they serve to the Nominating and Governance Committee. The assessments will be compiled by the Nominating and Governance Committee for discussion with the Board and the committees in the winter quarter. The Nominating and Governance Committee additionally will review the performance of an individual director prior to submission of that director as a candidate for re-election.

10.    Setting Board Agenda.    Prior to each Board meeting, the CEO will discuss the specific agenda items for the meeting with the Lead Director. The CEO and the Lead Director, or committee chair as appropriate, shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled Board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO, the Lead Director, or appropriate committee chair at any time.

11.    Ethics and Conflicts of Interest.    The Board expects each NetIQ director, as well as each officer and employee of NetIQ, to act ethically at all times and to acknowledge adherence to the policies comprising NetIQ’s Code of Business Conduct and Ethics (the “Code”). The Board will not permit any waiver of the Code for any director or executive officer of NetIQ. If any actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Lead Director. If a significant conflict exists and cannot be resolved, the director should resign. Each director will recuse himself or herself from any discussion or decision affecting his or her personal business or professional interests. The Board will appoint an Ethics Committee, comprised of appropriate representatives from financial, legal and human resources management of the company, to educate NetIQ’s employees with respect to the Code and to address employee concerns, questions and reported violations of the Code. The Ethics Committee shall report to the Lead Director.

12.    Reported Concerns.    Anyone who has a concern about NetIQ’s integrity, or about the Company’s accounting, financial reporting, internal accounting controls or auditing matters, may communicate that concern directly to the Audit Committee or to the Ethics Committee (“Reported Concerns”). Such communications shall be confidential and may be reported anonymously by phone to a toll-free phone number published on NetIQ’s website. The status of all outstanding Reported Concerns will be provided to the Lead Director and the chair of the Audit Committee on a quarterly basis. The Lead Director or the chair of the Audit Committee may direct that certain matters be presented to the Audit Committee or the full Board, and may retain outside advisors or counsel for any Reported Concern. The Code prohibits any employee of NetIQ from retaliating or taking any adverse action against anyone as a consequence of a Reported Concern made in good faith.

13.    Compensation of the Board.    The Compensation Committee shall have the responsibility for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committee shall be guided by three (3) goals: compensation should fairly pay directors for work required in a company of NetIQ’s size and scope; compensation should align directors’ interests with the long-term interests of NetIQ’s stockholders; and the compensation policy should be easy for stockholders to understand. The Compensation Committee shall review non-employee director compensation on an annual basis. Compensation to non-employee directors shall include an equity component.

14.    Succession Plan.    The Board shall approve and maintain a succession plan for the CEO, based upon recommendations from the Compensation Committee.

15.    Annual Review of CEO Performance and Compensation of Senior Management.    The Compensation Committee shall annually approve the goals and objectives for compensating the CEO and shall evaluate the CEO’s performance in light of these goals before recommending the CEO’s salary, bonus and other incentive and equity compensation to the full Board for approval. Such evaluation normally shall be conducted during the spring quarter. The Compensation Committee shall review and approve the compensation for NetIQ’s other executive officers, including salary, bonus and other incentive and equity compensation.

16.    Access to Senior Management.    Non-employee directors are encouraged to contact senior managers or other employees of the company, including the General Counsel and the Chief Financial Officer, with any questions or concerns they may have or to independently verify any matter.

17.    Access to Independent Advisors.    The Board and each of its committees shall have the right at any time to retain independent outside financial, legal or other advisors.

18.    Director Orientation and Education.    The Nominating and Governance Committee, in conjunction with the Company’s General Counsel and Chief Financial Officer, shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects intended to assist them in discharging their duties. Each new director shall, within six (6) months of election to the Board, spend a day at NetIQ’s headquarters for personal briefing by senior management on the Company’s strategic plans, its financial statements, and its key policies and practices. Directors are encouraged to attend relevant directors’ education programs, such as the Directors College offered by Stanford University or the Directors Institute to be established by the NYSE, at NetIQ’s expense.

19.    Stock Ownership Guidelines.    The Board believes that, in order to better align their interests with the long-term interests of NetIQ stockholders, individual directors and executive officers should be stockholders of NetIQ. The Board has established the following guidelines for share ownership, which should be attained within twelve (12) months of commencement of service as a Board member or executive officer: (a) directors shall hold 1,000 shares of NetIQ common stock; and (b) executive officers shall hold 500 shares of NetIQ common stock.

20.    Loans.    NetIQ will not make any personal loans or extensions of credit to its directors or executive officers.

21.    Communication with Directors.    Stockholders and other interested parties that wish to communicate with the Board of Directors should send their communication to: NetIQ Lead Independent Director, c/o NetIQ Corporate Secretary, NetIQ Corporation, 3553 North First Street, San Jose, CA 95134. The Secretary or his or her designee shall review all correspondence to filter out irrelevant communications, such as advertisements, prior to submitting the correspondence to the Lead Independent Director. All documents not submitted to the Lead Independent Director will be retained for a period of at least six (6) months and will be made available for review by the Lead Independent Director.

22.    Attendance at Annual Meeting.    Directors are encouraged to attend the Annual Meeting of Stockholders in person or by phone.

Annex 1

ARTICLE VII.

2.    The Board of Directors shall [not] be [classified. Each director who is serving as a director on the date of this Amended and Restated Certificate of Incorporation shall hold office until the next annual meeting of stockholders after such date and until his or her successor has been duly elected and qualified, notwithstanding that such director initially may have been elected for a term that extended beyond the date of such next annual meeting of stockholders.] ~~divided into three classes designated as Class I, Class II and ,Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.~~ At [each] ~~the first~~ annual meeting of stockholders [after the date of this Amended and Restated Certificate of Incorporation, directors elected at such annual meeting shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.] ~~following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full terms of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.~~

4.    Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (“Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office [until] ~~for~~ the [next annual meeting] ~~remainder~~ of the [stockholders] ~~full term of the class of directors in which the new directorship was created or the vacancy occurred~~ and until such director’s successor ~~shall have~~ [has] been elected and qualified.

Annex 2

ARTICLE 3

DIRECTORS

Section 3.03.    Classes of Directors.    The [Board of] Directors shall ~~be divided into three classes designated as Class I, Class II and Class III, respectively~~ [not be classified]. ~~Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. At the annual meeting of stockholders in 2005, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the annual meeting of stockholders in 2006, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the annual meeting of stockholders in 2004, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual meeting.~~ [Each director who is serving as a director on the effective date of this Amended and Restated Bylaws shall hold office until the next annual meeting of stockholders after such date and until his or her successor has been duly elected and qualified, notwithstanding that such director may initially have been elected for a term that extended beyond the date of such next annual meeting of stockholders. At each annual meeting of stockholders after the date of this Amended and Restated Bylaws, directors elected at such annual meeting shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.]

Notwithstanding the foregoing provisions of this Article, each Director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of directors shall shorten the term of any incumbent Director.

DETACH HERE

PROXY

NETIQ CORPORATION

PROXY FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of NetIQ Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 17, 2005, and hereby appoints Charles M. Boesenberg and Richard H. Van Hoesen and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of NetIQ Corporation to be held on Friday, November 18, 2005 at 1:00 p.m., local time, at 3553 North First Street, San Jose, California, and any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NETIQ CORPORATION
C/O EQUISERVE	FOR STREET NAME HOLDERS ONLY
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote By Telephone	Vote By Internet
It’s fast, convenient and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)	It’s fast, convenient and your vote is immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683)

3. Enter your Voter Control Number located on the Proxy Card above your name.

4. Follow the recorded instructions.

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.

2. Go to the Website http:://www.eproxyvote.com/ntiq

3. Enter your Voter Control Number located on the Proxy Card above your name.

4. Follow the recorded instructions.

Your vote is important! Call 1-877-PRX-VOTE (1-877-779-8683) anytime!	Your vote is important! Go to http:://www.eproxyvote.com/ntiq anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

☒	Please mark votes as in this example

1. Election of Class I Directors each for a three-year term. Nominees: Charles M. Boesenberg, Alan W. Kaufman, Elijahu Shapira	2. To approve the amendment to the Company’s Restated Certificate of Incorporation. FOR AGAINST ABSTAIN ☐ ☐ ☐

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent certified public auditors. FOR AGAINST ABSTAIN ☐ ☐ ☐
4. Upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof, in their discretion.
FOR ALL WITHHELD FROM NOMINEES ALL NOMINEES (except as indicated) ☐ ☐	This proxy will be voted as directed or, if no
contrary direction is indicated, will be voted as
follows: (1) for the Company’s nominees in the
election of Class I directors; (2) for the approval of
amendment to the Company’s Restated Certificate
of Incorporation; (3) for the ratification of Deloitte
& Touche LLP as the Company’s independent
certified public auditors; and (4) as said proxies
deem advisable on such other matters as may come
before the meeting.
If you wish to withhold authority to vote for any individual nominee listed above, strike a line through that nominee’s name.	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐
Please sign your name exactly as it appears on the proxy card. For joint accounts, each owner should sign. When signing as executor, attorney, trustee, or guardian, etc., please give full title.
Signature: Date: